Exhibit 99.1

Badger Meter Reports Record Second Quarter 2017 Results

Net sales, earnings and EPS set new all-time records

MILWAUKEE--(BUSINESS WIRE)--July 20, 2017--Badger Meter, Inc. (NYSE: BMI) today reported record second quarter results for the quarter ended June 30, 2017.

Second Quarter 2017 Highlights

  Net sales of $104,176,000 for the second quarter of 2017 were a record for any quarter and increased 0.3% from sales of $103,820,000 for the second quarter of 2016.
  Net earnings of $10,614,000 for the second quarter of 2017 were a record for any quarter and increased 12.9% from net earnings of $9,400,000 for the second quarter of 2016.
  Diluted earnings per share of $0.36 for the second quarter of 2017 were a record for any quarter and increased 12.5% from diluted earnings per share of $0.32 for the second quarter of 2016.

First Half 2017 Highlights

  Net sales were $205,782,000 for the first half of 2017, a 0.7% increase from sales of $204,390,000 for the first half of 2016.
  Net earnings were $19,363,000 for the first half of 2017, an 11.3% increase from net earnings of $17,390,000 for the first half of 2016.
  Diluted earnings per share were $0.67 for the first half of 2017, an 11.7% increase from diluted earnings per share of $0.60 for the first half of 2016.

Operations Review

“We are pleased that we set new all-time records for net sales, net earnings and diluted earnings per share, especially coming after a record second quarter performance last year,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

“Our second quarter domestic residential and commercial municipal water product sales were essentially flat year-over-year as some customers delayed orders to take advantage of the latest advancement in our ORION® Cellular technology, the ORION Cellular Long-Term Evolution (LTE) endpoint, which we began shipping in June 2017. This first-to-market LTE cellular endpoint not only provides the latest cellular technology to new customers, but also enables the company’s existing ORION® Cellular customers to continue building out their system with the newer LTE networks,” explained Meeusen.

“Our new ORION Cellular LTE endpoint is the latest example of how Badger Meter is always working to be at the forefront of advanced metering technology and analytics that will ensure our customers remain current with the latest advances in cellular communications,” said Meeusen.

Meeusen also said domestic sales of flow instrumentation products increased in the second quarter, but were partially offset by fewer international projects. “We were pleased to see the long-awaited recovery of our oil and gas business during this quarter,” commented Meeusen.

The company further strengthened its presence in the ultrasonic flowmeter market with the acquisition of D-Flow Technology AB of Luleå, Sweden in the second quarter. D-Flow Technology specializes in the design and development of ultrasonic technology, primarily for use in flow measurement. The acquisition will allow Badger Meter to further enhance its successful E-Series® Ultrasonic product line, lower production costs and provide a platform for further advancement of its ultrasonic capabilities. D-Flow Technology’s facilities in Sweden will become a Badger Meter Technology Center.

“The integration of D-Flow Technology’s operations is on schedule and we have begun an accelerated project to develop E-Series® Ultrasonic meters for commercial applications, which will extend our family of ultrasonic meters into larger sizes. We are already seeing the benefits of this ultrasonic technology expertise,” said Meeusen.

Meeusen said the gross profit margin was 39.4% in the second quarter of 2017 compared to 37.9% in the prior year quarter. Pricing discipline, manufacturing cost controls and the company’s strategy to acquire or consolidate much of its distribution network helped to offset the headwinds of higher brass costs.

Selling, engineering and administration expenses were essentially the same as the second quarter of 2016, primarily due to staffing reductions in the flow instrumentation business that occurred in the second half of 2016 and lower health care expenses.

“With two consecutive record-setting quarters behind us, we continue to be optimistic about the remainder of the year,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s second quarter 2017 results on Friday, July 21, 2017 at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-844-281-9843 and entering the passcode 36580283. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Friday, July 28, 2017, by dialing 1-855-859-2056 and entering the passcode 36580283. The webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  economic policy changes, including but not limited to, trade policy and corporate taxation;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security or any other cybersecurity attack;
  transportation delays or interruptions;
  violations or alleged violations of the U.S. Foreign Corrupt Practices Act (FCPA) or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (referred to as FATCA);
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company's products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, online at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$104,176	$103,820	$205,782	$204,390

Cost of sales	63,122	64,424	126,078	125,983

Gross margin	41,054	39,396	79,704	78,407

Selling, engineering and administration	24,463	24,474	49,644	50,679

Operating earnings	16,591	14,922	30,060	27,728

Interest expense, net	147	228	325	498

Earnings before income taxes	16,444	14,694	29,735	27,230

Provision for income taxes	5,830	5,294	10,372	9,840

Net earnings	$10,614	$9,400	$19,363	$17,390

Earnings per share:

Basic	$0.37	$0.33	$0.67	$0.60

Diluted	$0.36	$0.32	$0.67	$0.60

Shares used in computation of earnings per share:

Basic	28,938,451	28,887,078	28,938,851	28,868,794

Diluted	29,097,820	29,051,409	29,109,675	29,028,391

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2017	2016
	(Unaudited)

Cash	$13,850	$7,338
Receivables	64,426	59,818
Inventories	73,888	77,701
Other current assets	4,335	6,155
Total current assets	156,499	151,012

Net property, plant and equipment	91,458	90,194
Intangible assets, at cost less accumulated amortization	60,027	51,872
Other long-term assets	9,606	7,307
Goodwill	61,156	49,314
Total assets	$378,746	$349,699

Liabilities and Shareholders' Equity

Short-term debt	$45,560	$37,950
Payables	23,891	18,350
Accrued compensation and employee benefits	11,116	13,861
Other liabilities	9,705	5,677
Total current liabilities	90,272	75,838

Deferred income taxes	1,638	1,901
Long-term employee benefits and other	17,430	15,751
Shareholders' equity	269,406	256,209
Total liabilities and shareholders' equity	$378,746	$349,699

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276